UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2001

Penn Virginia Corporation
(Exact name of registrant as specified in its charter)

                        Virginia                                                   0-753                                            23-1184320
            (Name or other jurisdiction of                (Commission File                            (IRS Employer
                                          incorporation)                    Number )                                    Identification No.)

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code (610) 687-8900

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial statements of business acquired.

    SYNERGY OIL & GAS, INC.

    Auditors' Report

    Historical Balance Sheets as of December 31, 2000 and 1999 (Audited)

    Historical Statements of Operations for the years ended December 31, 2000 and 1999 (Audited)

    Historical Statements of Changes in Stockholders' Equity for the years ended December 31, 2000 and
    1999 (Audited)

    Historical Statements of Cash Flows for the years ended December 31, 2000 and 1999 (Audited)

    Notes to Historical Financial Statements

    Historical Condensed Balance Sheets as of March 31, 2001 (Unaudited) and December 31, 2000

    Historical Condensed Statements of Operations for the three months ended March 31, 2001 and 2000
     (Unaudited)

    Historical Statements of Changes in Stockholders' Equity for the three months ended March 31, 2001
    (Unaudited)

    Historical Statements of Cash Flows for the three months ended March 31, 2001 (Unaudited)

    Condensed Notes to Financial Statements (Unaudited)

(b) Pro Forma Financial Information.

    PENN VIRGINIA CORPORATION AND SUBSIDIARIES:

    Pro Forma Consolidated Balance Sheet as of March 31, 2001 (Unaudited)

    Pro Forma Consolidated Income Statement for the year ended December 31, 2000 (Unaudited)

    Pro Forma Consolidated Income Statement for the three months ended March 31, 2001 (Unaudited)

    Notes to Pro Forma Consolidated Financial Statements (Unaudited)

(c) Exhibits.

    The following is a list of all exhibits filed as a part of this Form 8-K.

    10.*        Agreement and Plan of Merger dated June 19, 2001 which closed on July 23, 2001 (Schedules and
                    Exhibits deleted).

     99.*        Press Release dated July 24, 2001

__________________________________________
*        Previously filed with this Form 8-K on July 23, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934,

Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2001		Penn Virginia Corporation
	By:	/s/ Frank A. Pici
Frank A. Pici
Executive Vice President and
Chief Financial Officer

Date: October 5, 2001	By:	/s/ Ann N. Horton
Ann N. Horton
Vice President and Controller

INDEPENDENT AUDITORS' REPORT

To the Stockholders of Synergy Oil & Gas, Inc.

We have audited the accompanying balance sheets of Synergy Oil & Gas, Inc.,  a Texas corporation, as of December 31, 2000 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Synergy Oil & Gas, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Houston, Texas

April 20, 2001

(July 23, 2001 as to the transfer of interest described in Note 10)

SYNERGY OIL & GAS, INC.
(A Texas Corporation)

BALANCE SHEETS,
DECEMBER 31, 2000 AND 1999

ASSETS	2000	1999

CURRENT ASSETS:
Cash and cash equivalents	$ 250,728	$ 573,482
Accounts receivable:
Oil and gas sales	3,602,393	1,424,642
Joint interest owners	475,735	445,582
Other	45,684	3,735
Escrow deposit (Note 4)	1,086,382
Prepaid expenses	38,436	47,967

Total current assets	5,499,358	2 ,495,408

PROPERTY AND EQUIPMENT:
Oil and gas properties, successful efforts method, at cost	47,849,955	42,408,927
Unproven properties	1,019,521	635,477
Other	329,924	273,156

Total property and equipment	49,199,400	43,317,560

Less accumulated depreciation, depletion and amortization	15,584,413	10,994,167

Property and equipment, net	33,614,987	32,323,393

OTHER ASSETS:
Deferred income taxes		877,901
Other	16,881	5,573

Total other assets	16,881	883,474

TOTAL	$ 39,131,226	$ 35,702,275

See accompanying notes to financial statements.

LIABILITIES AND STOCKHOLDERS' EQUITY	2000	1999

CURRENT LIABILITIES:
Accounts payable	$ 2,309,439	$ 2,057,344
Accrued liabilities	$ 1,093,387	$ 490,344
Revenue and royalties payable	1,249,990	593,345
Credit facility	9,875,000	___________

Total current liabilities	14,527,816	3,141,033

LONG-TERM DEBT:
Credit facility		11,365,000
Convertible debentures	711,311	2,009,070

Total long-term debt	711,311	13,374,070

DEFERRED TAX LIABILITY	513,920	-

Total liabilities	15,753,047	16,515,103

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value; 5,000,000 shares authorized,
3,210,712 and 3,094,259 shares issued and outstanding at
December 31, 2000 and 1999, respectively	32,107	30,943
Additional paid-in capital	23,308,981	21,937,559
Retained earnings (accumulated deficit)	37,091	(2,781,330)

Total stockholders' equity	23,378,179	19,187,172

TOTAL	$ 39,131,226	$ 35,702,275

SYNERGY OIL & GAS, INC.
(A Texas Corporation)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

	2000	1999

REVENUES:
Oil and condensate, net	$ 8,723,681	$ 5,079,413
Natural gas, net	12,874,841	7,262,323

Total	21,598,522	12,341,736

EXPENSES:
Lease and workover	4,991,269	3,702,357
Severance and ad valorem taxes	1,997,252	976,250
Dry hole cost	1,400,438	516,609
Exploration expense	1,193,189	97,643
General and administrative, net	2,483,981	1,786,816
Depreciation, depletion and amortization	4,654,632	4,288,584
Impairment of oil and gas properties	248,329	208,416
Other expense	__________	26,484

Total	16,969,090	11,603,159

OPERATING INCOME (LOSS)	4,629,432	738,577

OTHER INCOME (EXPENSES):
Gain on sale of properties	531,354	70,185
Interest and other income	44,725	18,154
Interest expense	(994,018)	(957,292)

INCOME (LOSS) BEFORE INCOME TAXES	4,211,493	(130,376)

INCOME TAX (EXPENSE) BENEFIT	(1,393,072)	877,901

NET INCOME	$ 2,818,421	$ 747,525

SYNERGY OIL & GAS, INC.
(A Texas Corporation)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

				Retained
			Additional	Earnings	Total
	Number	Common	Paid-In	(Accumulated	Stockholders'
	of Shares	Stock	Capital	Deficit)	Equity
BALANCE, JANUARY 1, 1999	2,922,261	29,223	19,417,788	(3,528,855)	15,918,156
Issuance of 171,998 shares of common stock
for exercised debenture conversions	171,998	1,720	2,519,771		2,521,491

Net income				747,525	747,525

BALANCE, DECEMBER 31, 1999	3,094,259	30,943	21,937,559	(2,781,330)	19,187,172

Issuance of 80,453 shares of common stock
for exercised debenture conversions	80,453	804	1,296,902		1,297,706

Issuance of 36,000 shares of common stock
for exercised stock options	36,000	360	74,520		74,880

Net income				2,818,421	2,818,421

BALANCE, DECEMBER 31, 2000	3,210,712	$ 32,107	$ 23,308,981	$ 37,091	$ 23,378,179

See accompanying notes to consolidated financial statements.

SYNERGY OIL & GAS, INC.
(A Texas Corporation)

STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2000 AND 1999

	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 2,818,421	$ 747,525
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	4,654,632	4,288,584
Deferred income taxes	1,391,821	(877,901)
Net gain on the sale of oil and gas properties	(531,354)	(70,185)
Impairment of oil and gas properties	248,329	208,416
Changes in asset and liability balances:
Increase in accounts receivable	(2,249,853)	(780,616)
Decrease (increase) in prepaid expenses	9,531	(31,777)
Increase in escrow deposit	(1,086,382)
Increase in accounts payable and accrued liabilities	855,138	825,907
Increase in revenue and royalties payable	656,645	400,781
(Increase) decrease in other assets	(11,308)	722,976

Net cash provided by operating activities	6,755,620	5,433,710

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(3,335,859)	(9,075,954)
Capital expenditures for exploration and development activities	(3,738,438)	(4,138,713)
Acquisition of office furniture and fixtures	(56,768)	(116,116)
Net proceeds from the sale of oil and gas properties	1,467,811	907,827

Net cash used in investing activities	(5,663,254)	(12,422,956)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	74,880
(Repayments) borrowings of long-term debt, net	(1,490,000)	7,255,000

Net cash (used) provided by financing activities	(1,415,120)	7,255,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(322,754)	265,754

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	573,482	307,728

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 250,728	$ 573,482

See accompanying notes to financial statements.

SYNERGY OIL & GAS, INC.
(A Texas Corporation)

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

1.    ORGANIZATION

Synergy Oil & Gas, Inc. ("the Company"), a Texas corporation, was formed in 1993 to engage in the acquisition, exploration, development and production of oil and natural gas. The Company owns interests in oil and gas properties in Texas and Louisiana and operates all of its drilling activity in these regions.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

Oil and Gas Properties. -  The Company follows the successful efforts method of accounting for its oil and gas properties and, accordingly, exploration costs, other that the costs of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized pending determination of whether the wells have discovered proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. The costs of all development wells and related equipment used in the production of crude oil and natural gas are capitalized. A gain or loss is recognized when a property is sold or an entire field ceases to produce and is abandoned.

Oil and gas lease acquisition costs are capitalized when incurred. Unproved properties are assessed periodically on a lease-by-lease basis, and any impairment in value is recognized. Lease rentals are expensed as incurred.

Capitalized costs of producing mineral interests (including plugging, abandonment and site restoration costs) are charged to expense as depreciation, depletion and amortization ("DD&A") using the unit-of-production method based on estimated total proved recoverable oil and gas reserves. Capitalized costs of completed wells and facilities are charged to expense as DD&A using the unit-of-production method based on estimated total proved developed reserves. DD&A expense on oil and gas properties for the years ended December 31, 2000 and 1999 was $4,597,716 and $4,246,760, respectively.

Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," established guidelines for determining and measuring asset impairment and the required timing of asset impairment evaluations whenever events or circumstance indicate the carrying amount may not be recoverable. In 2000 and 1999 the Company impaired certain oil and gas properties because of market indications that the carrying amounts were not recoverable. Fair value of the oil and gas properties was determined based on estimated discounted future net cash flows on a field-by-field basis. A write-down of $248,329 and $208,416 was recorded in the statement of operations and retained earnings as "Impairment of oil and gas properties" for the years ended December 31, 2000 and 1999, respectively.

Other Property - Other property consists primarily of other office furniture and fixtures and is depreciated using the straight-line method based on estimated useful lives of five years. The depreciation expense for the years ended December 31, 2000 and 1999 was $56,916 and $36,412, respectively.

Concentration of Credit Risk - Substantially all of the Company's accounts receivable at December 31, 2000 and 1999 result from oil and gas sales and joint interest billings to third party companies in the oil and gas industry. This concentration of customers and joint interest owners may impact the Company's overall credit risk either positively or negatively, in that these entities may be similarly affect by changes in economic or other conditions. In determining whether or not to require collateral from a customer or joint interest owner, the Company analyzes the entity's net worth, cash flows, earning and credit ratings. Receivables are generally not collateralized. Historical credit losses incurred by the Company on receivables have not been significant.

Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Oil and Natural Gas Revenues - Oil and gas revenues are recorded using the sales method whereby the Company recognizes oil and gas revenues based on the amount of oil and gas sold on its behalf. The Company had no material production imbalances as of December 31, 2000 and 1999.

Income Taxes - See Note 7 for a discussion of the Company's accounting for income taxes in accordance with the provisions of SFAS No. 109. "Accounting of Income Taxes." This statement requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements of tax returns. Using this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates.

Derivatives and Hedging - See Note 9 for a discussion of the Company's accounting policies related to hedging activities.

Statement of Cash Flows - For purposes of this statement, short-term investments that have maturity at the date of purchases of three months or less are considered cash equivalents. Cash paid for interest was $886,161 and $837,936 in 2000 and 1999, respectively.

Organization and Deferred Loan Costs - In April 1998 the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 is effective for periods beginning after December 31, 1998. SOP 98-5 establishes accounting and reporting standards for start-up and organization costs, which are expensed as incurred. In 1999 the Company adopted SOP 98-5 and expensed the remaining organization costs. The cumulative effect of the adoption was considered immaterial.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and  disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the the reporting period. Actual results could differ from these estimates.

New Accounting Pronouncements - The Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") effective January 1, 2001. The statement, as amended, requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives be reported in current earnings, unless the derivative is designated and effective as a hedge. If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or firm commitment then the changes in the fair value of the derivative instrument will generally be offset in the income statement by the changes in the item's fair value. However, if the intended use of the derivative is to hedge to exposure to variability in expected future cash flows then the changes in fair value of the derivative instrument will generally be reported in other comprehensive income ("OCI"). The gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the period in which earnings are impacted by the hedged item.

The Company will account for its oil and natural gas hedge derivative instruments as cash flow hedges, as defined. Although the fair value of the Company's derivative instruments fluctuates daily, as of January 1, 2001, the fair value of the Company's oil and natural gas hedge derivative instrument was approximately $376,666 which is not recorded in the balance sheet. The $376,666 will be recorded as a liability on the Company's balance sheet as part of the transition adjustment related to the Company's adoption of SFAS 133. The offset to this balance sheet adjustment will be a decrease to accumulated other comprehensive income, a component of stockholders' equity. The Company believes the adoption of SFAS 133 will result in more volatility in its financial statements that in the past.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB No. 101"). SAB No. 101, as amended, summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The adoption of SAB No. 101 on October 1, 2000 did not have a material effect on the Company's financial position or results of operations.

Reclassifications - Certain amounts in 1999 have been reclassified to conform to the 2000 presentation.

3.    ASSET PURCHASES

In September 2000 the Company acquired certain oil and gas mineral interests in Texas from MTBB Acquisition Company, L.L.C. for $3,660,000. The purchase price was subject to purchase price adjustments for revenues, expenses, and costs between the effective date and the closing date. The purchase price was allocated to the assets acquired based on estimated fair values at the date of acquisition.

In October 1999 the Company acquired certain oil and gas mineral interests in Texas from Vastar Resources, Inc. for $3,200,000. The purchase price was subject to purchase price adjustments for revenues, expenses and costs between the effective date and closing date. The purchase price was allocated to the assets acquired based on estimated fair values at the date of acquisition.

In January 1999 the Company acquired certain oil and gas mineral interests in Texas from Clayton E. Williams Energy, Inc. for $5,200,000. The purchase price was subject to purchase price adjustments for revenues, expenses, and costs between the effective date and the closing date. The purchase price was allocated to the assets acquired based on estimated fair values at the date of acquisition.

4.    DISPOSITIONS

In October 2000 the Company sold certain oil and gas assets in Texas to Summitt, L.L.C. and Delta Oil and Gas, Inc. for $779,052. Also, in November 2000, the Company sold certain oil and gas assets in Texas to JMI Energy, Inc. for $305,660. The proceeds from both sales were placed in an escrow account at a commercial bank under IRS Section 1031 Like Kind Exchange regulations. The regulation allows an exchange of tax basis between assets sold and like assets identified within 45 days and purchased within 180 days. Subsequent to year-end and as of the report date the Company has been unable to purchase the identified property and does not expect to do so within 180-day period. The Company recognized a gain on the sale of these assets of $458,801 in 2000.

5.    LONG-TERM DEBT

The Company has entered into a $20,000,000 revolving line of credit agreement (the "Credit Agreement") with a commercial bank subject to borrowing base limitations that may be redetermined on or before April 1 and October 1 of each year until the termination date. On July 27, 1999, the Credit Agreement was amended, and the borrowing base was redetermined to be $18,000,000. The termination date of the Credit Agreement is October 1, 2001. On January 9, 2001, the Credit Agreement was amended and the borrowing base was redetermined to be $25,000,000.

Borrowings under the Credit Agreement are secured by the Company's oil and gas properties. The interest rate is the bank's prime rate plus 0% to .25% or LIBOR plus 1.625% to 1.875%, dependent upon the unused borrowing base. The prime rate plus rate and the LIBOR plus rate was 9.75% and 8.4%, respectively, at December 31, 2000 and 10.25% and 7.75%, respectively, at December 31, 1999. The Company incurs a commitment fee equal to 0.375% per annum on the unused portion of the borrowing base. In addition, the Company pays a facility fee equal to 0.50% of each increase in the borrowing base above $6,000,000.

The Credit Agreement has various covenants relating to, among other things, the maintenance of certain financial ratios, the ability to incur additional indebtedness and the payment of dividends.

The Company had borrowings under the Credit Agreement of $9,875,000 and $11,365,000 as of December 31, 2000 and 1999, respectively.

On July 20, 1998 (the Closing Date as defined), the Company issued $4,530,614 of Convertible Senior Subordinated Promissory Notes (the "Notes") in conjunction with the Partnership acquisition and the Novus acquisition. The Notes bear interest of 7.5% per annum. The Notes are convertible into the Company's common stock on or before July 21, 2003. If the Notes are not prepaid or converted into common shares on or before July 21, 2003, then the Company shall pay the principal amount of the Notes in three consecutive equal yearly installments commencing on July 21, 2003. Conversion into the Company's common stock is based on the following conversion prices:

From Closing Date to 12 months after the Closing Date	$14.66
From 12 to 24 months after the Closing Date	16.13
From 24 to 36 months after the Closing Date	17.74
From 36 to 48 months after the Closing Date	19.52
From 48 to 60 months after the Closing Date	21.47

Upon conversion, the Company shall pay all accrued and unpaid interest in either cash or common stock, the price of which is subject to good faith determination by the Board of Directors of the Company. If at any time before maturity, the Company completes a public offering of common stock in an amount equal to or greater than $15,000,000 of proceeds prior to offering costs or there is a change in control, then the Company may, at its option, immediately before or contemporaneously with such offering, require the Notes be converted into common stock at the conversion prices set forth above.

On July 21, 2000, $1,297,706 of the Notes were converted into 80,453 shares of common stock.

On July 21, 1999, $2,521,491 of the Notes were converted into 171,998 shares of common stock.

Long-term debt maturities are as follows:

Year	Amount

2001	$ 9,875,000
2002	-
2003	237,104
2004	237,104
2005	237,103

Total	$ 10,586,311

6.    INCOME TAXES

The provision for income taxes from continuing operations is comprised of the following:

	Year ended December 31,
	2000	1999
Deferred income taxes
Federal	$ 1,393,072	(877,901)
Total deferred	1,393,072	(877,901)
Total income tax expense (benefit)	$ 1,393,072	$ (877,901)

The difference between the taxes computed by applying the statutory tax rate to income from operations before income taxes and the Company's reported income tax expense is as follows:

	Year ended December 31,
	2000	1999
Computed at federal statutory tax rate	$ 1,431,908	$ (44,327)
Enhanced oil recovery tax credits, net	(38,836)	-
Reversal of valuation allowance related to net operating
losses and deferred tax assets	-	(833,574)
Total income tax expense	$ 1,393,072	$ (877,901)

The principal components of the Company's net deferred income tax liability and asset is as follows:

	Year ended December 31,
	2000	1999
Deferred tax assets and liabilities related to:
Oil and gas properties	$ (1,071,941)	$ (855,988)
Enhanced oil recovery tax credit	409,682	-
Net operating loss carryforward	148,339	1,733,889
Non-current deferred tax (liabilities) assets	$ (513,920)	$ 877,901

At December 31, 2000, the Company had a federal net operating loss carryforward of approximately $436,291 that expires in 2019 and enhanced oil recovery tax credit carryforwards of $409,682, which may be carried forward indefinitely.

7.    STOCK OPTION AND BENEFIT PLANS

The Company maintains three stock option plans. The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the plans. Accordingly, no compensation expense has been recognized for options issued under the plans.  If compensation expense for the stock option plans had been determined based on fair value of stock options, at the date of grant, the impact on net income for the years ended December 31, 2000 and 1999 would have been $389,024 and $360,396 after tax for the years ended December 31, 2000 and 1999.

The 1997 Stock Option Plan (the "1997 Plan") allows the Company to grant options to certain employees to purchase shares in its common stock under a qualified incentive stock option agreement ("Qualified Plan") (as defined by the Internal Revenue Code 422), and a nonqualified option agreement ("Nonqualified Plan"). The Company has reserved for grant 150,000 shares of its common stock under the 1997 Plan. The options vest according to each stock option agreement between the Company and the employee, which range from one to four years, and the options have a termination period of ten years from the date of grant. As of July 21, 1998, 96,800 options had been granted under the 1997 Plan when it was frozen, and the 1998 Stock Option Plan (the "1998 Plan") was adopted.

The 1998 Plan allows the Company to grant options to certain employees to purchase shares of its common stock under a nonqualified stock option agreement. Options under the 1998 Plan are granted as either a Tier One Option or a Tier Two Option. The Company has reserved 562,650 shares of its common stock as Tier One Options and 187,550 as Tier Two Options.

Tier One options have an original exercise price of $13.33 per common share, increased by 10% on each anniversary date, pro rated for partial years, since inception of the 1998 Plan. Tier One Options vest over either (i) a three-year period or (ii) when NGP divests of at least 80% of the common shares purchased in the Investment. Tier One Options terminate upon the earliest of (i) July 20, 2003, (ii) the date on which the option holder purchases or, in writing, surrenders his or her right to purchase shares under option or (iii) the option holder terminates employment with the Company.

Tier Two Options have an original exercise price of $13.33 per common share, increased by 10% on each anniversary date, pro rated for partial years, since inception of the 1998 Plan. Tier Two Options vest when NGP has received at least 50% of all common stock originally purchased by NGP pursuant to the Investment at an average of $52.23 per common share, subject to adjustment. Tier Two Options terminate upon the earliest of (i) July 20, 2003, (ii) the date on which the option holder purchases or, in writing, surrenders his or her right to purchase shares under option or (iii) the option holder terminates employment with the Company.

The 2000 Stock Option Plan (the "2000 Plan") allows the Company to grant options to certain employees to purchase shares of its common stock under a nonqualified stock option agreement. Options under the 2000 Plan are priced on the same formula used by the 1998 Plan. Vesting occurs when the Company stock equals or exceeds $33.00 per share. The Company has reserved 109,868 shares of its common stock under the 2000 Plan.

The options reserved for grant are subject to adjustment for subsequent recapitalizations and stock splits and become 100% vested with a change of control of the Company and are exercisable based on the requirements above.

The following table summarizes stock option activity for the years ended December 31, 2000 and 1999.

			Weighted
		Range of	Average
		Exercise	Exercise
	Options	Price	Price
Outstanding, January 1, 1999	827,000	$ 2.08 - 13.33	$ 12.36
Granted	10,000	15.09	15.09
Exercised	-	-	-
Canceled or expired	-	-	-
Outstanding, December 31, 1999	837,000	2.08 - 15.09	12.39

Granted	99,868	16.13	16.13
Exercised	(36,000)	2.08	2.08
Canceled or expired	(24,927)	3.00 - 13.33	8.85
Outstanding, December 31, 2000	875,941	$ 3.00 - 16.13	$ 13.34
Exercisable, December 31, 1999	246,800	$ 2.08 - 13.33	$ 10.51
Exercisable, December 31, 2000	396,737	$ 3.00 - 15.09	$ 12.82

The following table summarized the weighed average grant date fair value and weighted average exercise price of options granted during the years 2000 and 1999. For purposes of the table below, the weighted average grant date fair value was computed using the Minimum Value options pricing model.

				Weighted
		Weighted	Weighted	Average
		Average	Average	Remaining
		Fair	Exercise	Contractual
	Shares	Value	Price	Life (Years)
Year ended December 31, 1999:
Exercise price equals fair value	10,000	$ 1.40	$ 15.09	1.50
Exercise price greater than fair value	-	-	-	-
Exercise price less than fair value	-	-	-	-
	10,000	$ 1.40	$ 15.09	1.50
Year ended December 31, 2000:
Exercise price equals fair value	99,868	$ 0.88	$ 16.13	0.50
Exercise price greater than fair value	-	-	-	-
Exercise price less than fair value	-		-
	99,868	$ 0.88	$ 16.13	0.50

For the period indicated above, the Company calculated the minimum fair value of each option grant on the date of grant using the Minimum Value option -pricing  model for private companies as prescribed by SFAS No. 123 using the following assumptions:

	December 31,
	2000	1999
Risk-free interest rates	6.00%	6.00%
Expected lives (in years)	0.5	1.5
Dividend yield	-	-
Expected volatility	0%	0%

The Company sponsors an employee savings plan and trust covering substantially all employees. The Company is required to make "matching contributions" equal to 50% of the first 6% contributed to the plan by each employee. During 2000 and 1999, the Company made contributions of $50,395 and $32,733, respectively.

8.    DERIVATIVES AND HEDGING

The Company periodically uses a hedging program utilizing costless collars in order to limit the Company's exposure to price fluctuations on oil and natural gas sales. The Company does not engage in speculative transactions. Costless collars generally provide for the Company to receive or make counterparty payments on the differential between a market price and the floor price or ceiling price for oil and natural gas. Gains and losses realized by the Company from hedging activities are included in oil and natural gas revenues. At December 31, 2000, the Company hedged 336,000 barrels of oil and 1,680,000 Mmbtu of natural gas at an average floor price of $20.38 per barrel and $4.00 per Mmbtu, respectively, and an average ceiling price of $25.10 per barrel and $7.15 per Mmbtu, respectively, with various maturity dates through December 2002.

Hedging activities decreased revenues by approximately $4,528,530 and $499,311 in 2000 and 1999, respectively. At December 31, 2000, the unrealized loss on the Company's existing hedging instruments for future production months in 2001 and 2002 approximated $376,666.

9.    COMMITMENTS AND  CONTINGENCIES

From time to time, the Company may be involved in various lawsuits and claims. As of December 31, 2000, the Company was unaware of any such matters.

The Company leases offices space under various leases with expiration dates through July 2003.  Lease expense for the years ended December 31, 2000 and 1999 was $137,831 and $74,792, respectively. At December 31, 2000, the aggregate minimum rental commitments under noncancelable leases were as follows:

Year	Amount

2001	$ 168,652
2002	183,020
2003	110,887

Total	$ 462,559

10.    SUBSEQUENT EVENTS

On July 23, 2001, Penn Virginia Corporation ("Penn Virginia"), through its wholly owned subsidiary, Virginia Acquisition Corp., acquired all of the outstanding stock (and options to purchase stock) of the Company. The acquisition was made pursuant to an Agreement and Plan of Merger among Penn Virginia, Virginia Acquisition Corp. and the Company. Cash consideration for the stock and options was approximately $112 million.

11.    SUPPLEMENTARY INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
         (UNAUDITED)

The following supplementary information regarding the oil and gas producing activities of Synergy is presented in accordance with the requirements of the Securities and Exchange Commission (SEC) and SFAS No. 69 "Disclosures about Oil and Gas Producing Activities". The amounts shown include Synergy's net working and royalty interests in all of its oil and gas operations.

Capitalized Costs Relating to Oil and Gas Producing Activities

	Year Ended December 31,
(in thousands)	2000	1999

Proved properties	$ 36,379	$ 33,700
Unproved properties	1,019	635
Wells, equipment and facilities	10,765	8,003
Support equipment	706	706
	48,869	43,044

Accumulated depreciation and depletion	(15,183)	(10,898)
Net capitalized costs	$ 33,686	$ 32,146

Costs Incurred in Certain Oil and Gas Activities

	Year Ended December 31,
(in thousands)	2000	1999
Proved property acquisition costs	$ 3,081	$ 9,076
Unproved property acquisition costs	255	-
Exploration costs	2,798	614
Development costs and other	3,534	4,139
Total cost incurred	$ 9,668	$ 13,829

Results of Operations for Oil and Gas Producing Activities

The following schedule includes results solely from the production of sale of oil and gas and a noncash charges for property impairments. It excludes general and administrative expenses and gains or losses on property dispositions. The income tax expense is calculated by applying the statutory tax rates to the revenues after deducting costs, which include depletion allowances and giving effect to oil and gas related permanent differences and tax credits.

	Year Ended December 31,
(in thousands)	2000	1999
Revenues	$ 21,599	$ 12,342
Production costs	6,988	4,678
Exploration costs	2,593	614
Depreciation and depletion	4,598	4,248
Impairment of oil and gas properties	248	208
	7,172	2,594
Income tax expense	2,510	908
Results of operations	$ 4,662	$ 1,686

Oil and Gas Revenues

The following schedule presents the estimated oil and gas reserves owned by Synergy. This information includes Synergy's royalty and net working interest share of the reserves for the years ended December 31, 2000 and 1999 and were estimated by in-house reserve engineers. All reserves are located in the United States.

There are many uncertainties inherent in estimating proved reserve quantities, and projecting future production rates and the timing of future development expenditures. In addition, reserve estimates of new discoveries are more imprecise than those of properties with a production history. Accordingly, these estimates are subject to change as additional information becomes available. Proved oil and gas reserves are the estimated quantities of crude oil, condensate, and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions at the end of the respective years. Proved developed oil and gas reserves are those reserves expected to be recovered through existing equipment and operating methods.

Net quantities of proved reserves and proved developed reserves during the periods indicated are set forth in the tables below:

Proved Developed and Undeveloped Reserves

	Oil and	Natural
	Condensate	Gas
	(MBbls)	(MMcf)	Mmcfe
December 31, 1998	5,072	28,450	58,882
Revisions of previous estimates	(215)	(4,317)	(5,607)
Extensions, discoveries and other additions	514	1,679	4,763
Production	(310)	(3,065)	(4,925)
Purchase of reserves	335	13,238	15,248
Sales of reserves in place	(72)	(116)	(548)
December 31, 1999	5,324	35,869	67,813
Revisions of previous estimates	(1,822)	(9,310)	(20,242)
Extensions, discoveries and other additions	563	9,134	12,512
Production	(318)	(4,175)	(6,083)
Purchase of reserves	1,072	1,344	7,776
Sales of reserves in place	(29)	(1,215)	(1,389)
December 31, 2000	4,790	31,647	60,387

Proved Developed Reserves:
December 31, 1999	1,547	27,244	36,526
December 31, 2000	2,867	23,646	40,848

The following table sets forth the standardized measure of discounted future net cash flows attributable to the Company's proved oil and gas reserves. Future cash inflows were computed by applying year-end prices of oil and gas to the estimated future production of proved oil and gas reserves. Natural gas prices were escalated only where existing contracts contained fixed and determinable escalation clauses. Contractually provided natural gas prices in excess of estimated market clearing prices were used in computing the future cash inflows only if the Company expects to continue to receive higher prices under legally enforceable contract terms. Future prices actually received may materially differ from current prices or the prices used in the standardized measure.

Future production and development costs represent the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income tax expenses were computed by applying statutory income tax rates to the difference between pre-tax net cash flows relating to the Company's proved oil and gas properties. In addition, the effects of statutory depletion in excess of tax basis, available net operating loss carryforwards and alternative minimum tax credits were used in computing future income tax expense. The resulting annual net cash inflows were then discounted using a 10 percent annual rate.

	Year Ended December 31,
(in thousands)	2000	1999
Future cash inflows	$ 430,882	$ 205,748
Future production costs	83,010	61,266
Future development costs	18,306	14,179
Future net cash flows before income tax	329,566	130,303
Future income tax expense	82,581	23,362
Future net cash flows	246,985	106,941
10% annual discount for estimated timing of cash flows	79,970	42,183
Standardized measure of discounted future net cash flows	$ 167,015	$ 64,758

Changes in Standardized Measure of Discounted Future Net Cash Flows

	Year Ended December 31,
(in thousands)	2000	1999
Sales of oil and gas, net of production costs	$ (14,611)	$ (7,664)
Net changes in prices and production costs	126,703	32,926
Extensions, discoveries and other additions	68,579	4,030
Development costs incurred during the period	2,902	4,009
Changes in future development costs	(2,079)	2,016
Revisions of previous quantity estimates	(70,410)	(7,231)
Purchase of minerals-in-place	14,421	16,089
Sale of minerals-in-place	(853)	(270)
Accretion of discount	7,811	3,016
Net changes in income taxes	(41,863)	(11,830)
Other charges	11,657	1,026
Net increase	102,257	36,117
Beginning of year	64,758	28,641
End of year	$ 167,015	$ 64,758

As required by SFAS No. 69, "Disclosures about Oil and Gas Producing Activities," changes in standardized measure relating to sales of reserves are calculated using prices in effect as of the beginning of the period and changes in standardized measure relating to purchases of reserves are calculated using prices in effect at the end of the period. Accordingly, the changes in standardized measure for purchases and sales of reserves reflected above do not necessarily represent the economic reality of such transactions. See the disclosure of "Costs incurred in Certain Oil and Gas Activities" and the statements of cash flows in the financial statements.

Natural gas prices have declined significantly since December 31, 2000; consequently, the discounted future net cash flows would be significantly reduced if the standardized measure was calculated in the first quarter of 2001.

SYNERGY OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2001	2000
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$ 1,854,959	$ 250,728
Accounts receivable	2,999,028	4,123,812
Escrow deposit	-	1,086,382
Other	47,256	38,436
	4 ,901,243	5,499,358
Property and equipment
Oil and gas properties; successful efforts method, at cost	49,487,364	47,849,955
Unproven properties	1,108,534	1,019,521
Other	341,604	329,924
Less: Accumulated depreciation, depletion and amortization	(16,733,413)	(15,584,413)
Total property and equipment	34,204,089	33,614,987

Other assets	127,775	16,881

Total assets	$ 39,233,107	$ 39,131,226

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Credit facility	5,800,000	9,875,000
Accounts payable and accrued liabilities	3,237,674	3,402,826
Revenue and royalties payable	481,928	1,249,990
Total current liabilities	9,519,602	14,527,816

Deferred tax liability	1,363,448	513,920
Convertible subordinated debentures	711,311	711,311
Derivative liabilities	377,210	-

Stockholders' equity
Common stock of $.01 par value - 5,000,000 shares authorized;
3,210,712 shares issued	32,107	32,107
Additional paid-in capital	23,308,981	23,308,981
Cumulative other comprehensive income	(377,210)	-
Retained earnings	4,297,658	37,091
Total stockholders' equity	27,261,536	23,378,179

Total liabilities and stockholders' equity	$ 39,233,107	$ 39,131,226

The accompanying notes are an integral part of these condensed unaudited financial statements.

SYNERGY OIL & GAS, INC.
CONDENSED STATEMENTS OF OPERATIONS - Unaudited

	Three Months
	Ended March 31,
	2001	2000
Revenues:
Oil and condensate, net	$ 2,448,876	$ 2,012,739
Natural gas, net	7,697,292	2,761,710
Total revenues	10,146,168	4,774,449

Expenses:
Operating expenses	1,152,256	930,846
Exploration expenses	30,851	290,326
Taxes other than income	767,768	393,360
General and administrative	608,146	442,961
Depreciation, depletion and amortization	1,149,000	1,050,000
Total expenses	3,708,021	3,107,493

Operating income	6,438,147	1,666,956

Other income (expenses):
Interest expense	(176,101)	(262,109)
Other income (expense)	9,224	(21,781)
Income before income tax	6,271,270	1,383,066
Income tax expense	2,010,703	-
Net income	$ 4,260,567	$ 1,383,066

The accompanying notes are an integral part of these condensed unaudited financial statements.

SYNERGY OIL &GAS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY - Unaudited

			Additional		Other	Total
	Number of	Common	Paid	Retained	Comprehensive	Stockholders
	Shares	Stock	In Capital	Earnings	Income	Equity
Balance, December 31, 2000	3,210,712	32,107	$ 23,308,981	$ 37,091	-	$ 23,378,179

Unrealized loss on hedging transactions					(376,666)	(376,666)

Transaction Adjustment Relating to Loss on hedging transactions					(544)	(544)

Net Income				4,260,567		4,260,567

Balance, March 31,2001	3,210,712	32,107	$ 23,308,981	$ 4,297,658	$ (377,210)	$ 27,261,536

The accompanying notes are an integral part of these condensed financial statements.

SYNERGY OIL & GAS, INC.
STATEMENTS OF CASH FLOWS - Unaudited

	Three Months
	Ended March 31,
	2001	2000
CASH FROM OPERATING ACTIVITIES
Net income	$ 4,260,567	$ 1,383,066
Adjustments to reconcile income to net cash provided by
operating activities:
Depreciation, depletion and amortization	1,149,000	1,050,000
Deferred income taxes	849,528	-
Changes in operating asset and liabilities:
Decrease (increase) in accounts receivable	1,124,784	(742,391)
Decrease in escrow deposit	1,086,382	-
Decrease (increase) in prepaid expenses	(8,820)	6,902
Increase in other assets	(110,894)	(246,176)
Increase (decrease) in accounts payable and accrued liabilities	(165,152)	209,601
Increase (decrease) in revenue and royalties payable	(768,062)	442,678
Net cash provided by operating activities	7,417,333	2,103,680

CASH FROM INVESTING ACTIVITIES
Acquisition and development of oil and gas properties	(1,726,422)	(1,008,903)
Acquisition of office furniture, fixtures and other assets	(11,680)	(32,777)
Net cash used by investing activities	(1,738,102)	(1,041,680)

CASH FLOW FROM FINANCING ACTIVITIES
Payments of bank revoving credit agreement	(4,075,000)	(130,000)
Net cash used by financing activities	(4,075,000)	(130,000)

Increase in cash and cash equivalents	1,604,231	932,000
Cash and cash equivalents, beginning of period	250,728	573,482

Cash and cash equivalents, end of period	$ 1,854,959	$ 1,505,482

Other Supplemental Information:
Cash interest paid	$ 202,022	$ 113,008
Cash taxes paid	$ 28,701	$ 21,255

The accompanying notes are an integral part of these condensed unaudited financial statements.

SYNERGY OIL & GAS, INC.
CONDENSED NOTES TO FINANCIAL STATEMENTS - Unaudited

1.    ACCOUNTING POLICIES

General

The accompanying unaudited financial statements of Synergy Oil & Gas, Inc. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting. These statements involve the use of estimates and judgments where appropriate. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Company's financial statements and footnotes included in the Company's December 31, 2000 audited report. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001. Certain reclassifications have been made to conform to the current period's presentation.

Accounting for Hedges

The Company enters into derivative transactions that are hedges of the future cash flows of forecasted transactions (cash flow hedges). These derivatives are recognized on the balance sheet at their fair value as Regulatory Assets and Derivative liabilities, as appropriate.

The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

Changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are included in the balance sheet as Other Comprehensive Income (OCI) until the hedged item affects earnings. Settlement amounts and ineffective portions of cash flow hedges are removed from OCI and recorded in the Statement of Operations in the same accounts as the item being hedged. The Company discontinues hedge accounting prospectively when it is determined that the derivative no longer qualifies as an effective hedge. When hedge accounting is discontinued, the derivative will continue to be carried on the Balance Sheets as its fair value with subsequent changes in its fair value recognized in current-period earnings. Gains and losses related to discontinued hedges that were accumulated in OCI will remain in OCI until the hedged item affects earnings. If the forecasted transaction is no longer probable, then such gains and losses are recognized in current period earnings.

Hedging activities decreased revenues by $155,065 and $522,369 for the period ended March 31, 2001 and 2000, respectively.

Cumulative Effect of Change in Accounting Principle

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative effect adjustment reducing OCI and Stockholders' Equity for $376,666. For the three months ended March 31, 2001, the Company reclassified $544 from OCI into earnings for derivatives included in the transaction adjustment related to hedge transactions that settled. There was no impact on the Company's results of operations from the implementation of SFAS No. 133.

New Accounting Standards

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations." Under SFAS No. 141, all business combinations should be accounting for using the purchase method of accounting; use of the pooling-of-interests method is prohibited. The provisions of the statement will apply to all business combinations initiated after June 30, 2001.

In June 2001, the FASB isssued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and will be adopted by the Company as of January 1, 2002. SFAS No. 142 requires that goodwill no longer be amortized over an estimated useful life, as previously required. Instead, goodwill amounts will be subject to a fair-value-based annual impairment assessment. The standard also requires acquired intangible assets to be recognized separately and amortized as appropriate.

The Company does not expect the adoption of these standards to have a material effect on its financial statements.

In July 2001, the FASB issued SFAS No. 143, "Accounting for Obligations Associated with the Retirement of long-lived assets." SFAS No. 143 provides the accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 is effective for fiscal years beginning after June 15 2002, and early adoption is permitted. The Company is currently assessing the new standard and has not yet determined the impact on its results of operations, cash flows or financial position.

2.    SUBSEQUENT EVENTS

On July 23, 2001, Penn Virginia Corporation ("Penn Virginia"), through its wholly owned subsidiary, Virginia Acquisition Corp., acquired all of the outstanding stock (and options to purchase stock) of the Company. The acquisition was made pursuant to an Agreement and Plan of Merger between Penn Virginia, Virginia Acquisition Corp. and the Company. Cash consideration for the stock and options was approximately $112 million.

Penn Virginia Corporation

Pro Forma Consolidated Financial Statements
(Unaudited)

    The unaudited pro forma consolidated financial information of Penn Virginia Corporation (the "Company" or "Penn Virginia") is based on the Company's historical financial statements, adjusted to give effect to (1) the sale of 3,307,200 shares of Norfolk Southern Corporation common stock (the "Stock Sale") on April 26, 2001, (2) the property sale of oil and gas properties primarily located in Kentucky and West Virginia (the "Property Sale") in December 2000 and (3) the acquisition of Synergy Oil & Gas, Inc. (the "Acquisition" or "Synergy") on July 23, 2001. The pro forma consolidated balance sheets as of March 31, 2001 assumes that the Stock Sale and Acquisition occurred as of March 31, 2001, with funds provided by advances under the Company's revolving credit facility and available cash on hand. The pro forma consolidated income statements for the year ended December 31, 2000 and the three months ended March 31, 2001 assume that the Stock Sale, Property Sale, and the Acquisition occurred on January 1, 2000, with funds provided by advances under the Company's revolving credit facility and available cash on hand.

    The Historical Company Consolidated results of operations for the year ended December 31, 2000, are derived from the Company's 2000 audited consolidated financial statements. The Historical Company Consolidated results of operations for the three months ended March 31, 2001, are derived from the unaudited consolidated financial statements of the Company.

    The unaudited pro forma consolidated financial statements included herein are not necessarily indicative of the results that might have occurred had the transactions taken place at the date specified and are not intended to be a projection of future results. In addition, future results may vary significantly form the results reflected in the accompanying unaudited pro forma consolidated financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures, and other factors.

The unaudited pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes included in the Company's Annual Report Form 10-K for the year ended December 31, 2000 and the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001.

Penn Virginia Corporation and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheet
March 31, 2001
(in thousands, except share data)

	The	The	The
	Company	Stock	Company	Synergy	The	Pro Forma
Assets	Historical	Sale	Sub-Total	Historical	Acquisition	Consolidated
		(Note 1)			(Note 3)
Current Assets	$ 13,602	22,609 (b)	$ 36,211	4,901	(22,609) (h)	$ 18,503

Investments	55,454	(55,545) (a)	-	-	-	-

Long-term notes receivable	2,259	-	2,259	-	-	2,259

Oil and gas properties, wells and equipment, using
the successful efforts method of accounting	181,440	-	181,440	50,596	108,566 (g)	340,602
Other property and equipment	83,608	-	83,608	342	-	83,950
Accumulated depreciation and depletion	(56,144)	-	(56,144)	(16,733)	16,733 (i)	(56,144)
Net property, plant and equipment	208,904	-	208,904	34,205	125,229	368,408

Other assets	1,835	-	1,835	127	-	1,962

Total assets	$ 282,054	$ (32,845)	$ 249,209	$ 39,233	$ 102,690	$ 391,132

Liabilities and Shareholders' Equity

Current Liabilities	$ 17,299	$19,105 (c)	$ 33,089	$ 9,520	$ -	$ 42,609
		(3,315) (b)
Other liabilities	5,526	-	5,526	377	1,149 (g)	7,052
Deferred liabilities	33,055	(18,415) (a)	14,640	1,363	44,741 (g)	60,744
Convertible subordinated debentures	-	-	-	711	(711) (j)	-
Long-term debt, net of current installments	31,500	(31,500) (b)	-	-	107,382 (g)	84,773
					(22,609) (h)
Shareholders' equity	194,674	1,280 (d)	195,954	27,262	(27,262) (g)	195,954

Total liabilities and shareholders' equity	$ 282,054	$ (32,845)	$ 249,209	$ 39,233	$ 102,690	$ 391,132

See Notes to pro forma consolidated financial statements

Penn Virginia Corporation and Subsidiaries
Unaudited Pro Forma Consolidated Income Statement
Year Ended December 31, 2000
(in thousands, except per share data)

	The	The	The	The
	Company	Stock	Property	Company	Synergy	The	Pro Forma
	Historical	Sale	Sale	Sub Total	Historical	Acquisition	Consolidated
		(Note 1)	(Note 2)			(Note 3)
Revenue
Oil and gas sales	$ 46,851	$ -	$ (9,843)	$ 37,008	$ 21,598	$ -	$ 58,606
Royalties - coal	24,308	-	-	24,308	-	-	24,308
Timber	2,388	-	-	2,388	-	-	2,388
Dividends	2,646	(2,646) (a)	-	-	-	-	-
Other income	5,010	-	(354) (e)	4,656	-	-	4,656
Total revenues	81,203	(2,646)	(10,197)	68,360	21,598	-	89,958
Expenses
Operating expenses	7,629	-	(1,576) (e)	6,053	4,991	-	11,044
Exploration and development	5,660	-	(189) (e)	5,471	2,593	-	8,064
Taxes other than income	3,648	-	(801) (e)	2,847	1,997	-	4,844
General and administrative	11,398	-	(10) (e)	11,388	2,484	-	13,872
Depreciation and depletion	12,027	-	(1,592) (e)	10,435	4,655	8,674 (k)	23,764
Total expenses	40,362	-	(4,168)	36,194	16,720	8,674	61,588

Operating income, (loss)	40,841	(2,646)	(6,029) (e)	32,166	4,878	(8,674)	28,370

Interest expense	(7,878)	7,878 (b)	-	-	(994)	(1,559) (l)	(2,553)

Interest income and other	1,472	-	-	1,472	44	-	1,516
Impairment of oil and gas properties	-	-	-	-	(248)	-	(248)

Gain on sale of property	24,795	-	-	24,795	531	-	25,326
Income before taxes	59,230	5,232	(6,029)	58,433	4,211	(10,233)	52,411

Income tax expense	19,965	2,479 (c)	(2,032) (f)	20,412	1,393	(3,581) (m)	18,224

Net income	$ 39,265	$ 2,753	$ (3,997)	$ 38,021	$ 2,818	$ (6,652)	$ 34,187

Net income per share, basic	$ 4.76						$ 4.15
Net income per share, diluted	$ 4.69						$ 4.08

Weighted average shares outstanding, basic	8,241						8,241
Weighted average shares outstanding, diluted	8,371						8,371

See Notes to pro forma consolidated financial statements

Penn Virginia Corporation and Subsidiares
Unaudited Pro Forma Consolidated Income Statement
Three months ended March 31, 2001
(in thousands, except per share data)

	The	The	The
	Company	Stock	Company	Synergy	The	Pro Forma
	Historical	Sale	Sub-Total	Historical	Acquisition	Consolidated
		(Note 1)			(Note 3)
Revenues
Oil and gas sales	$ 17,123	$ -	$ 17,123	$ 10,146	$ -	$ 27,269
Royalties - coal	7,333	-	7,333	-	-	7,333
Timber	361	-	361	-	-	361
Dividends	198	(198) (a)	-	-	-	-
Other income	2,079	-	2,079	-	-	2,079
Total revenues	27,094	(198)	26,896	10,146	-	37,042

Expenses
Operating expenses	1,779	-	1,779	1,152	-	2,931
Exploration and development	707	-	707	31	-	738
Taxes other than income	1,377	-	1,377	768	-	2,145
General and administrative	3,036	-	3,036	608	-	3,644
Depreciation and depletion	3,287	-	3,287	1,149	2,200 (k)	6,636
Total expenses	10,186	-	10,186	3,708	2,200	16,094

Operating income (loss)	16,908	(198)	16,710	6,438	(2,200)	20,948

Interest expense	(807)	807 (b)	-	(176)	(294) (l)	(470)
Interest income and other	414	-	414	9	-	423
Income before taxes	16,515	609	17,124	6,271	(2,494)	20,901

Income tax expense	5,805	262 (c)	6,067	2,011	(873) (m)	7,205

Net income	$ 10,710	$ 347	$ 11,057	$ 4,260	$ (1,621)	$ 13,696

Net income per share, basic	$ 1.25					$ 1.60
Net income per share, diluted	$ 1.22					$ 1.56

Weighted average shares outstanding, basic	8,549					8,549
Weighted average shares outstanding, diluted	8,755					8,755

See Notes to pro forma consolidated financial statements

Penn Virginia Corporation

Notes To Pro Forma Consolidated Financial Statements
(Unaudited)

(1)    Pro Forma Adjustment  - The Stock Sale

    On April 26, 2001, the Company completed the sale of 3.3 million shares of Norfolk Southern Corporation common stock. The shares were sold in open market transactions on the New York Stock Exchange at an average price of $17.39 per share. The following describes the adjustments made to reflect the transaction:

(a)    Reflects the reduction to investments, deferred taxes and revenues as a result of the Sale.

(b)    To reflect the increase in cash and the reduction in long-term debt and related interest expense from the use of proceeds from the Sale.

(c)    To adjust current taxes payable and income tax expense to reflect the Stock Sale and related reduction in long-term debt.

(d)    To adjust equity to reflect the Stock Sale (including a realized gain on the Stock Sale and a reduction of accumulated other comprehensive income.)

(2)    Pro Forma Adjustments - The Property Sale

    In December 2000, the Company sold oil and gas properties located in Kentucky and West Virginia . Proceeds from the sale totaled $54.3 million, after closing adjustments, and the Company recognized a gain of $23.0 million ($14.2 million after tax). The following describe the adjustments made to reflect the transaction in the December 31, 2000 income statement:

(e)    Reflects the removal of the results of operations and for the related properties.

(f)    Income tax expense has been adjusted to give tax effect to results of operations for the related properties.

(3)    Pro Forma Adjustments - The Acquisition

    On July 23, 2001, the Company, through its wholly owned subsidiary, Virginia Acquisition Corp., acquired all of the outstanding stock of Synergy Oil & Gas, Inc., a Texas corporation. Synergy was privately owned independent exploration and production company with operations primarily in the Texas onshore Gulf Coast and West Texas areas. The acquisition was made pursuant to an Agreement and Plan of Merger among the Company, Virginia Acquisition Corp. and Synergy. Cash consideration for the stock was approximately $112 million, which was funded by advances under the Company's revolving credit facility and available cash on hand.

    To record purchase accounting adjustments related to the allocation of the purchase price of the acquisition of Synergy, including estimated merger costs, to assets acquired and liabilities assumed in accordance with the purchase method of accounting.

    The following is a preliminary calculation of the purchase price in connection with the acquisition as if it occurred on March 31, 2001 (in thousands):

Total purchase price	$ 112,000
Negative working capital adjustment	(4,618)
Amount paid	$ 107,382

(g)    The following is a preliminary allocation of the purchase price to assets acquired and liabilities incurred and assumed, based on their estimated fail value at March 31, 2001 (in thousands):

Allocation of purchase price:
Current assets	$ 4,901
Oil and gas properties and equipment	159,504
Other assets	127
Current liabilities	(9,520)
Non-current liabilities	(1,526)
Deferred income taxes	(46,104)
Penn Virginia Debt	(107,382)

The final purchase accounting adjustments, including allocation, is subject to changes in the actual merger costs incurred, purchase price adjustments and fair values of assets acquired and liabilities assumed at the date of acquisition.

(h)    To reduce cash and acquisition debt for the amount of cash on hand used to satisfy a portion of the cash consideration in the merger.

(i)    To reverse historical accumulated depreciation, depletion and amortization in connection with the purchase price allocation in accordance with the purchase method of accounting. See footnote (g).

(j)    To reflect the elimination of convertible subordinated debentures. By virtue of the Acquisition, each convertible debenture was canceled and converted into Synergy shares.

(k)    The pro forma depreciation, depletion and amortization expense has been adjusted by computing the
          Company's pro forma cost of proved oil and gas properties subject to amortization and estimated future abandonment costs, pro forma production and pro forma proved reserves, giving effect to the purchase of
         Synergy and comparing such computation with historical amounts.

(l)    The pro forma interest expense has been adjusted to reflect the additional interest expense resulting from the assumed purchase of Synergy as of January 1, 2000, offset by funds provided by the Stock Sale and the
         Property Sale. A portion of the resulting interest expense has been capitalized as part of unevaluated oil and gas properties. Interest rates of 8.1 percent for 2000 and 7.0 percent for the first quarter of 2001 were applied to pro forma advances under the Company's revolving credit facility.

(m)  The pro forma income tax expense has been adjusted to give tax effect to pro forma adjustments to depreciation, depletion and amortization and interest expense. The Penn Virginia historical effective tax rate of 35.0 percent was used for 2000 and the first quarter of 2001.